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                                                                    EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Consolidated Communications Illinois Holdings, Inc., Consolidated Communications Texas Holdings Inc., and Homebase Acquisition, LLC on Form S-4 of our report dated October 15, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible
Assets" as of January 1, 2002), relating to the consolidated financial statements of TXU Communications Ventures Company and Subsidiaries, appearing separately in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Dallas, Texas
October 21, 2004